U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                For Registration of Certain Classes of Securities
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934

                                 MIM CORPORATION
                                 ---------------
             (Exact Name of Registrant as Specified in its Charter)

       Delaware                   0-28740                     05-0489664
       --------                   -------                     ----------
(State of Organization)   (Commission File Number)  (IRS Employer Identification
                                                                  No.)

                               100 Clearbrook Road
                            Elmsford, New York 10523
                            ------------------------
         (Address of Registrant's Principal Executive Office) (Zip Code)

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box |_|.

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box |X|.

Securities Act registration statement file number to which this form relates (if applicable): None

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

          Series A Junior Participating Preferred Stock Purchase Rights
          -------------------------------------------------------------

                                (Title of Class)

Item 1. Description of Registrant's Securities to be Registered.

      On November 24, 1998, the Board of Directors of MIM Corporation (the "Company") declared a dividend distribution of one right (a "Right") for each outstanding share of the Company's common stock, par value $.0001 per share ("Common Stock"), to stockholders of record at the close of business on December 4, 1998 (the "Record Date") and for each share of Common Stock issued (including shares distributed from the Company's treasury) by the Company from and after the Record Date up to, but not including the Distribution Date (as defined in the Rights Agreement). Each Right will entitle the registered holder, subject to the terms of the Rights Agreement (as defined below), to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $.0001 per share ("Preferred Stock"), of the Company, at a purchase price of $20.00 per share, in cash, subject to adjustment as more fully set forth in the Rights Agreement. The description and terms of the Rights are set forth in a Rights Agreement, dated as of November 24, 1998 (the "Rights Agreement"), between the Company and American Stock Transfer and Trust Company, as Rights Agent.

      The description of the Rights contained in the Company's Current Report on Form 8-K, dated November 24, 1998 (the "Form 8-K") and filed on December 4, 1998 with the Securities and Exchange Commission is hereby incorporated by reference herein in its entirety.

      The Rights Agreement (including the form of Rights Certificate) is attached hereto as Exhibit 4.1 and the Certificate of Designations of Series A Junior Participating Preferred Stock is attached hereto as Exhibit 4.2 and each of them is incorporated herein by reference in its entirety.

Item 2. Exhibits.

Exhibit Number      Exhibit
--------------      -------

4.1 Rights Agreement, dated as of November 24, 1998, between MIM Corporation and American Stock Transfer and Trust Company, as Rights Agent (including form of Rights Certificate) (incorporated by reference to Exhibit 4.1 to the Form 8-K).

4.2 Certificate of Designations of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4.2 to the Form 8-K).

                                   SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized.


                                 MIM CORPORATION


                                 By: /s/ Barry A. Posner
                                    --------------------------------------------
                                     Barry A. Posner
                                     Vice President and General Counsel

Date: December 3, 1998


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

                                  EXHIBIT INDEX

Exhibit Number      Exhibit
--------------      -------

4.1 Rights Agreement, dated as of November 24, 1998, between MIM Corporation and American Stock Transfer and Trust Company, as Rights Agent (including form of Rights Certificate) (incorporated by reference to Exhibit 4.1 to the Form 8-K).

4.2 Certificate of Designations of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4.2 to the Form 8-K).


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